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                                                                  EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is effective upon execution between Digital Lightwave, Inc., a Delaware corporation (the "Company"), and Steven H. Grant ("Grant").

         WHEREAS, Grant has served the Company as its Vice President, Finance and CFO, and has demonstrated his professional value to the Company, and

         WHEREAS, the Company wishes to continue to have Grant's services for a minimum period of three years (the "Initial Period"), and

         WHEREAS, Grant wishes to be employed for this minimum period, and

         WHEREAS, Grant has requested the Company to enter into this Agreement as a condition of his continuing to accept employment by the Company,

         THEREFORE, in consideration of their past relationship, the terms and conditions of this Agreement, and other valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and Grant agree:

         1. Duties and Responsibilities. Grant is hereby promoted to and employed as Executive Vice President, Finance and Chief Financial Officer of the Company. Grant will report to Dr. Bryan J. Zwan, Chairman and Chief Executive Officer of the Company. As Executive Vice President, Grant will have these responsibilities:

                 (1) developing, implementing and directing the financial strategy, policy, and operations of the Company as approved by the CEO. These duties include but are not limited to oversight of the Treasury Division, budgetary planning and analysis, authorizing of financial plans and policies, and generation and qualification of financial statements;

                 (2) management and oversight of the financial aspects of: mergers and acquisitions, SEC and IRS reporting and compliance, investor and Wall Street relations, presentations to the Board and to the Street, public stock offerings and capital acquisitions and asset management and growth; and

                 (3) supervision of the Director of Human Resources, including the supervision of the Company's compliance with state and federal laws governing the Company's relationship with its employees.


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         2.      Exclusive Services.  During the term of employment, Grant will be a full time employee of the Company. His services will be exclusive to the Company and he will devote his productive time and attention to the performance of his duties during the term of employment.

         3. Confidentiality. Grant occupies a position of trust and confidence. To fulfill his responsibilities, Grant will be afforded full and unlimited access to all Company data and documents, regardless of the location of the data and documents, and regardless of the physical form in which they are kept. Except where he is under an obligation under this Agreement or under a legal obligation to do so, Grant shall not disclose the information which he learns as Executive Vice President. Information commonly known outside of the Company or which is disclosed to regulatory authorities or publicly available is excluded from this provision. This confidentiality provision extends beyond the term of this Agreement. The current Confidentiality Agreement is ratified and continued except as revised herein.

         4. Compensation. (1) Salary: For the period from execution of this Agreement, Grant shall receive a minimum salary of Two Hundred Thousand dollars ($200,000.00) annually, payable in arrears in semi-monthly installments, and paid on the 15th and final day of the month. Any salary increases beyond the minimum salary is at the discretion of the Company's Compensation Committee as advised by the Chief Executive Officer.


                 (2) Bonuses: Grant will be paid a bonus (which is primarily related to a deferred sign-on bonus) of Forty Thousand dollars ($40,000.00) on April 15, 1998, upon completion of the Company's filings with the Securities and Exchange Commission for its year which ended December 31, 1997. Thereafter, Grant will be paid an annual bonus in accordance with the soon to be adopted Executive Bonus Plan.

                 (3) Benefits: Grant and his family shall be entitled to participate in the insurance and benefit plans of the Company.

                 (4) Leave: For the period from execution of the Agreement until December 31, 1998, Grant will receive ten (10) paid vacation leave days, twelve (12) paid holiday leave days and five (5) paid sick leave days. For the year commencing January 1, 1999, Grant shall receive leave days at the same level. On January 1, 2000, Grant shall receive fifteen (15) paid vacation leave days, twelve (12) paid holiday leave days, and five (5) paid sick leave days. On January 1, 1999 and each January 1 thereafter, Grant shall be paid for all unused vacation leave days.





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         5.      Company Stock Options.  Upon execution of this Agreement or no later than the date of the next meeting of the Compensation Committee of the Board of Directors, Grant shall be granted Two Hundred Thousand (200,000) shares of the Company stock. One fourth of this number shall vest on the date of the grant and one fourth shall vest each three hundred sixty-five (365) days thereafter. If Grant's employment is terminated, all shares granted under this paragraph but not yet vested shall continue to vest unless there is a "change of control" (as defined below) in which case the vesting will accelerate.
Grant may purchase additional shares of the Company's stock under the Company's Stock Purchase Plan for employees. The parties intend that any previous stock offers be rescinded, and that this provision reflects the only stock agreement between the parties.

         6. Term. This Agreement shall be for a three-year period, commencing with its execution by the Company and Grant. The Agreement will be automatically renewed for an additional two-year period (the "Renewal Period") unless either party gives the other party a Notice of Non-Renewal, no later than 90 days prior to expiration of the Initial Period. Nothing in this agreement precludes either party from negotiating a Renewal Period in "good faith" for a period of shorter or longer duration prior to the receipt of a timely Notice of Non-Renewal.

         7. Termination. (1) Defined terms: (a) "change of control" shall mean the merger or consolidation of the Company in which the Company is the acquired part, or the sale of all, or substantially all of the assets of the Company or if Bryan J. Zwan and/or his family cease to have voting control of the common stock of the Company; (b) "change in duties" shall mean a material alteration of Grant's duties from those described in this Agreement; (c) "change in location" shall mean the relocation of the Company's headquarters from the Tampa Bay Metropolitan area; (d) "change in accounting and financial practices" shall mean a material disagreement with respect to generally accepted accounting and financial practices; (e) "termination" shall mean an act or omission which ends Grant's employment, whether a purported termination by the Company or the happening of an event which constitutes one or more of the following: a change of control, a change in duties, a change in location, or a change in accounting and financial practices, or the expiration of this Employment Agreement; and (f) "severance compensation" shall mean compensation, including all benefits, for eighteen (18) months at Grant's then effective salary rate except in the event of a change of control where the period will be for twenty-four (24) months. This compensation shall be paid in a lump sum if termination occurs as a result of a change of control or if the Company elects to terminate Grant for no reason or for a reason which is not "Cause" as that term is defined in this Agreement. If the Company elects to terminate Grant for no reason or for a reason which is not "Cause" as that term is defined in this Agreement, compensation shall be paid periodically and not in lump sum if a lump sum payment would represent a material change in the Company's liquidity position. For all other types of termination, the Company may choose to pay it in a lump sum or over an




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eighteen (18) month period.  Regardless, all benefits will continue over an eighteen (18) month period (unless a change of control has occurred, then Grant will receive benefits over a twenty-four (24) month period.) If Grant becomes employed during either the eighteen (18) month period or the twenty-four (24) month period (in the event of a change of control) and if Grant has comparable benefits, then the fringe benefits, but not the salary, will be discontinued.

                 (3) Rights Upon Expiration of This Agreement - If Grant's employment is terminated on or after the expiration of the Employment Agreement, Grant shall be entitled to severance compensation as defined above.

                 (4) The payment and benefits to be paid to Grant pursuant to this Agreement shall be absolute, regardless of whether Grant is discharged for Cause, until March 31, 1998, or the date of the Form 10-K filing, whichever is later ("the filing date"). After the filing date, payment and benefits to be paid pursuant to this Agreement shall not be payable in the event that Grant is terminated by the Company for Cause. For the purposes of this Agreement, the Company shall have "Cause" for termination of the Grant's employment only (i) if Grant is indicted for or pleads guilty or nolo contendere to any crime alleged to have been committed after the filing date, (except if committed upon advice from counsel to the Company); or (ii) if Grant has engaged in conduct or activities involving moral turpitude materially damaging to the business or reputation of the Company alleged to have been committed after the filing date; or (iii) if Grant knowingly or willfully violates any law, rule, regulation or order of any governmental authority, thereby exposing the Company to potential material civil or criminal penalties alleged to have been committed after the filing date, unless the employee has done so on advice from counsel to the Company; or (iv) in the event of Grant's gross misfeasance, intentional misconduct or fraud in the performance of his responsibilities to the Company alleged to have been committed after the filing date, as set forth by the Board of Directors of the Company; or (v) if after the filing date, Grant knowingly misappropriates for his own purpose and benefit, any property of the Company or unlawfully appropriates any corporate opportunity of the Company.

         8. Indemnification. The Company and Grant have previously entered into an Indemnification Agreement dated September 15, 1997, a copy of which is affixed as Appendix "A" to this Agreement ("Indemnification Agreement"). It is expressly ratified and confirmed and continued. The parties intend to enlarge on Grant's rights under that Agreement in this Agreement and to in no respect diminish, depreciate or otherwise dilute or destroy Grant's rights. Grant's rights under the Indemnification Agreement are enlarged




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as follows:

                 (1) The definition of "change of control" in the Indemnification Agreement is modified to include the definitions of change of control herein without limiting the definition in the Indemnification Agreement.

                 (2) In addition to the rights granted under the Indemnification Agreement, Grant shall have the right to obtain independent legal counsel at the Company's expense and to reimburse them for or to advance to himself all expenses (as defined in the Indemnification Agreement) in the event he deems it to be necessary, regardless of whether a claim has been made. Further, Grant may express the right as he, in his sole discretion, deems necessary and need not obtain any further approvals in order to do so, unless such fees will exceed $1,000.

                 (3) Grant's rights under the Indemnification Agreement and this paragraph survive the termination, for whatsoever cause or reason (including expiration) of this Employment Agreement. It is the intent of the parties that Grant's rights shall continue until the statute of limitations applicable to the identifiable act or omission runs.

                 (4) No act or omission which would allow the Company to refuse indemnity under the Indemnification Agreement shall bar Grant's right to indemnification for acts or omissions from September 15, 1997 until the filing date, as previously
                 defined.   It is the intent of the parties that Grant shall
                 absolutely entitled to indemnification for claims based on acts or omissions during the period from his employment through the filing date, regardless of his actions or his failure to act.

         10. Death or Disability or Incapacity or Inability to Serve for Whatever Reason. On an annual basis, the Company shall provide Grant sufficient funds, net of all taxes, to purchase a one million dollar term life insurance policy and a disability insurance policy to provide comparable compensation, including benefits. Grant shall furnish the Company with a copy of every policy. In the event that Grant is unable to serve because of an act or omission prior to the filing date, Grant or Grant's designee shall receive all of the salary and benefits from this Agreement. Until a later designation by Grant, Kristine Marquez Grant is designated to receive these benefits upon Grant's death, disability or incapacity or inability to serve for whatever reason.




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         11.     Preparation of this Agreement.  (1) Construction:  This
document shall be construed without regard to who authored it.

                 (2) Legal Fees: Grant has incurred legal fees in the amount of $7,500.00 in the development and drafting of this Employment Agreement for which the Company agrees to be responsible.

         12. Governing Law. This Agreement will be construed in accordance with the laws of the State of Florida applicable to contracts made and performed in Florida without giving effect to the principles of conflicts of laws.

         13. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         14. Modification. This Agreement shall be not be modified or amended except as agreed to in writing signed by each party or an authorized representative of each party.

         15. No Waiver. The failure of either party to this Agreement to insist upon the performance of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance of waiver had occurred.

         16. Headings. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

         17. Entire Agreement. Except as to the pre-existing Indemnification Agreement, the Assignment of Intellectual Property Rights Agreement and the Confidentiality Agreement, this agreement constitutes the entire agreement and understanding, and merges and supersedes all prior discussions, agreements and understandings between the parties regarding the subject matter described herein.



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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

DIGITAL LIGHTWAVE, INC.,
a Delaware corporation

/s/ Bryan J. Zwan                                   /s/ Steven H. Grant
-------------------------                           ---------------------------
Dr. Bryan J. Zwan,                                  Steven H. Grant,
Chief Executive Officer                             Executive Vice President


Date:    02/27/98                                   Date:    02/27/98
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